INTEREST PURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of January 31, 2008, by and among each of the persons listed on the signature page hereof (each, a “Member” and jointly and severally, the “Members”) and Milk Bottle Cards, Inc., a Nevada corporation (“Publico”).

WITNESSETH:

WHEREAS, each Member owns of record and beneficially the percentage of capital membership interests (the “Interests”) of ForgeHouse LLC, a Georgia limited liability company (“the Operating Company”), set forth opposite each such Member’s name on the annexed Schedule 1;

WHEREAS, the Members’ Interests represent none of the profit and loss interests of the Operating Company and an aggregate of 30 percent of the capital interests of the Operating Company; and

WHEREAS, the Members are desirous of selling all of their Interests to Publico in exchange for an aggregate purchase price of One Hundred Seventy-One Thousand Four Hundred Twenty-Nine Dollars (US$171,429.00) (the “Purchase Price”).

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereby agree as follows:

ARTICLE 1.
PURCHASE OF INTERESTS

Section 1.1 Sale of Interests. On the terms and subject to the conditions set forth in this Agreement, each Member hereby agrees to sell, assign, transfer and deliver its, his or her respective Interest to Publico, free and clear of all liens, claims, charges or encumbrances, and Publico hereby agrees to purchase the Members’ Interests from the Members at the Closing, for the consideration set forth in Section 1.2 hereof (the “Transaction”).

Section 1.2 Purchase Price. In exchange for the Interests, Publico shall deliver to the Members, at Closing, the Purchase Price in good and immediately available funds. The portion of the Purchase Price to be paid to each Member shall be as set forth on Schedule 1.2.

Section 1.3 Delivery of Interest. Subject to the terms and conditions hereof, at the Closing, the Members shall transfer to Publico their Interests by delivering the certificates evidencing the Interests, accompanied by duly endorsed security powers, with signatures notarized, in form and substance satisfactory to Publico permitting the transfer of the Interests to Publico.

Section 1.4 Supplemental Action. If, at any time after the Closing Date, the Members or Publico shall determine that any further conveyances, agreements, documents, instruments, and assurances or any further action is necessary or desirable to carry out the provisions of this Article 1, the Members or Publico, as the case may be, shall execute and deliver any and all proper conveyances, agreements, documents, instruments, and assurances and perform all necessary or proper acts to carry out the provisions of this Article 1.

ARTICLE 2.
CLOSING; CLOSING DATE

Section 2.1 The sale of the Members’ Interests for the Purchase Price as contemplated hereby (the “Closing”) shall take place at 6:30 a.m. PST. On January 7, 2008, or such other date as the parties mutually agree, at the offices of Bryan Cave LLP, 1900 Main Street, Suite 700, Irvine, California 92614 (or such other time or date as the parties hereto may mutually agree in writing). The date upon which the Closing occurs is herein called the “Closing Date.”

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF
THE MEMBERS

Except as set forth in the written disclosure letter delivered at or prior to the execution hereof to Publico (the “Members Disclosure Letter”), each Member, severally, hereby represents and warrants to Publico as set forth in this Article 3. The Members Disclosure Letter shall be arranged in sections or subsections corresponding to the number and lettered sections and subsections contained in this Article 3. The disclosures in any section or subsection of the Members Disclosure Letter shall qualify the correspondingly numbered representation and warranty and such other representations and warranties in this Article 3 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other representations and warranties.

Section 3.1 Authorization, Validity and Effect of Agreements. The Member has the requisite power and authority to execute and deliver this Agreement and to consummate the Transaction. This Agreement constitutes the valid and legally binding obligation of each Member, enforceable against Member in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights.

Section 3.2 Capitalization. As of the date hereof, each Member owns none of the profit and loss interests in Operating Company and an aggregate of 30 percent of the capital interests. The Member has no knowledge of any agreements or understandings to which any Member or the Operating Company is a party with respect to the voting of any Interest or which restrict the transfer of any such Interests. The Member has no knowledge of any outstanding contractual obligations of Operating Company to repurchase, redeem or otherwise acquire any Interest or any other securities of Operating Company. True and complete copies of all agreements and instruments relating to the securities described above and in Section 3.3 of the Members Disclosure Letter have been provided to Publico and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Publico.

Section 3.3 Litigation. There are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the Member is a party or by which any of its properties or assets are bound or likely to be affected and (ii) no actions, suits or proceedings pending against the Member or to which any of their respective properties or assets are subject or, to the knowledge of the Member, threatened against the Member or to which any of his/its respective properties or assets are subject, at law or in equity.

Section 3.4 Brokers. The Member has not entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of such Member or Publico to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transaction. The Member isnot aware of any claim for payment of any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transaction.

Section 3.5 Ownership of Interest. The Member is the sole beneficial and record owner of the Interests set forth opposite such Member’s name on Schedule 1. At the Closing, pursuant to the terms and conditions of this Agreement, such Member will sell and convey to Publico such Interests, free and clear of any liens, other than restrictions imposed by federal and applicable state securities laws. The Member has not, and as of the Closing such Member shall not have, sold or otherwise disposed of, or granted any options or rights to purchase, and such Member has not, and as of the Closing shall not have, entered into any agreement obligating such Member to sell or otherwise dispose of, or to grant options or rights to purchase, any of such Interest, except to Publico.

Section 3.6 No Violation. The execution, delivery and performance by such Member of this Agreement and the consummation of the Transaction do not and will not (i) contravene or conflict with or constitute a violation of any provision of any law, judgment, injunction, order or decree binding upon or applicable to the Member, (ii) require the consent or other action of any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Member or to a loss of any benefit to which the Member is entitled under any provision of any material agreement or other instrument binding upon the Member; or (iii) result in the creation or imposition of any material lien on any asset of the Member.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF PUBLICO

Except as set forth in the written disclosure letter delivered at or prior to the execution hereof to the Members (the “Publico Disclosure Letter”), Publico hereby represents and warrants to each Member as follows. The Publico Disclosure Letter shall be arranged in sections or subsections corresponding to the number and lettered sections and subsections contained in this Article 4. The disclosures in any section or subsection of Publico Disclosure Letter shall qualify the correspondingly numbered representation and warranty and such other representations and warranties in this Article 4 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other representations and warranties.

Section 4.1 Organization; Good Standing; Authority; Compliance With Law.

(a) Publico is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Publico has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. Publico is duly licensed or qualified and is in good standing to transact business as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it therein or in which the nature of its business makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not have, individually or in the aggregate, a Publico Material Adverse Effect. For purposes of this Agreement, a “Publico Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of Publico, taken as a whole.

Section 4.2 Authorization, Validity and Effect of Agreements. Publico has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transaction. To the extent required by law, the Board of Directors of Publico has approved this Agreement and the Transaction. The execution by Publico of this Agreement and the consummation of the Transaction have been duly authorized by all requisite actions on the part of Publico, subject to the approvals described in Section 4.2 of Publico Disclosure Letter. This Agreement constitutes the valid and legally binding obligation of Publico, enforceable against Publico in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

Section 4.3 No Violation. Neither the execution and delivery by Publico of this Agreement nor the consummation by Publico of the Transaction will: (i) conflict with or result in a breach of any provisions of Publico’s articles of incorporation or by-laws; (ii) violate, result in a breach of any provision of, or constitute a default under, or require any approval or consent under or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by or result in a material adverse change to, or result in the creation of any lien, security interest, charge or encumbrance upon any of Publico’s properties under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument to which Publico is a party, or by which Publico or any of its properties is bound or affected, except for any of the foregoing matters in this clause which, individually or in the aggregate, would not have a Publico Material Adverse Effect; (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to Publico; or (iv) other than the filings provided for in this Agreement and the filings required under the Exchange Act, the Securities Act, or applicable state securities and “Blue Sky” laws (collectively, the “Regulatory Filings”), require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority which has not been obtained or made or which is currently not in the process of being obtained or made, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a Publico Material Adverse Effect.

Section 4.4 No Brokers. Publico has not entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of such entity or the Members to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transaction. Publico is not aware of any claim for payment directly by Publico of any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transaction.

ARTICLE 5.
COVENANTS AND AGREEMENTS OF THE PARTIES

Section 5.1 Litigation. Between the date hereof and the Closing Date, the Members shall promptly notify Publico of any lawsuits, claims, proceedings or investigations which are threatened or commenced against any Member, or against any officer, employee, agent, consultant or director thereof, as applicable.

Section 5.2 Actions with Respect to Closing. Each of the parties hereto agrees to use his/its respective best efforts to bring about the satisfaction of the conditions precedent to the obligation of the other party hereto to effect the Closing (to the extent that such satisfaction is dependent on the actions on the part of the initial party of commission or omission) and to cause his/its covenants and agreements contained in this Agreement to be satisfied and performed hereunder.

Section 5.3 Public Statement. Neither party hereto shall, without the prior consent of the other, make any public statement, announcement or release to trade publications or to the press, or make any statements to any competitor, customer or any third party, with respect to this Agreement except to the extent that either party is advised by its counsel that a public statement is required by law.

Section 5.4 Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the Transaction shall be instituted in any state or federal court of competent jurisdiction located in Manhattan, New York, and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the exclusive jurisdiction of any such court in any such action, suit or proceeding.

ARTICLE 6.
CONDITIONS TO PUBLICO’S OBLIGATIONS

The obligations of Publico to consummate the Transaction provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date (unless otherwise stated), subject to the right of Publico to waive any one or more of such conditions:

Section 6.1 Representations and Warranties of the Members. The representations and warranties of the Members contained in this Agreement, including the Schedules hereto, and in the certificates to be delivered to Publico pursuant hereto and in connection herewith shall be true and correct in all material respects on the date hereof and on the Closing Date as though such representations and warranties were made on the Closing Date.

Section 6.2 Performance of this Agreement. The Members shall have duly performed or complied in all material respects with all of the obligations to be performed or complied with by them under the terms of this Agreement on or prior to the Closing Date.

Section 6.3 Certificate of Members. Publico shall have received a certificate signed by all the Members, dated as of the Closing Date and subject to no qualification, certifying that the conditions set forth in Section 6.1 and 6.2 hereof have been fully satisfied. Such certificate shall be deemed representations and warranties of the Members under this Agreement.

Section 6.4 Third-Party Consents. All consents, permits, and approvals from parties to contracts or other agreements that may be required in connection with the performance by the Members of their obligations under this Agreement shall have been obtained.

Section 6.5 Litigation. At the Closing Date, no suit, action or other proceeding shall be pending or threatened before any court or governmental agency in which it is sought (i) to restrain, prohibit, invalidate or set aside (in whole or in part) the Transaction, (ii) to affect the right of the Operating Company to operate or control, after the Closing Date, its assets, properties and businesses (in whole or in part), or (iii) to obtain damages or a discovery order in connection with this Agreement or the consummation of the Transaction.

Section 6.6 Agreement. The Exchange Agreement, a form of which is attached hereto as Exhibit A, shall be in full force and effect (and concurrently closed) at Closing and Publico shall have received a copy of such executed agreement.

ARTICLE 7.
CONDITIONS TO THE MEMBERS’ OBLIGATIONS

The obligations of the Members to consummate the Transaction shall be subject to the satisfaction of each of the following conditions on or before the Closing Date (unless otherwise stated), subject to the right of the Members to waive any one or more of such conditions:

Section 7.1 Representations and Warranties of Publico. The representations and warranties of Publico contained in this Agreement, including the Schedules hereto, and in the certificates to be delivered to the Members pursuant hereto and in connection herewith shall be true and correct in all material respects on the date hereof and on the Closing Date as though such representations and warranties were made on the Closing Date.

Section 7.2 Performance of this Agreement. Publico shall have duly performed or complied in all material respects with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

Section 7.3 Certificate of Publico. The Members shall have received a certificate signed by Publico, dated as of the Closing Date and subject to no qualification, certifying that the conditions set forth in Sections 7.1 and 7.2 hereof have been fully satisfied. Such certificate shall be deemed representations and warranties of Publico under this Agreement.

Section 7.4 Good Standing. Publico shall have delivered to the Members a certificate of good standing, existence or its equivalent with respect to Publico, certified as of a recent date by the appropriate governmental authority of Publico’s jurisdiction of incorporation, and each other jurisdiction in which the failure to so qualify and be in good standing would have a material adverse effect on Publico and its business.

Section 7.5 Agreement. The Exchange Agreement, a form of which is attached hereto as Exhibit A, shall be in full force and effect at Closing.

Section 7.6 Payment of Invoice. The management fees due and payable as stated on that invoice attached hereto as Exhibit B shall have been paid-in-full at Closing.

ARTICLE 8.
TERMINATION

Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Transaction abandoned at any time prior to the Closing Date:

(a) By mutual consent of the Members on the one hand and Publico on the other hand; or

(b) By the Members if any of the conditions set forth in Section 7 hereof shall have become incapable of fulfillment, and shall not have been waived by the Members; or

(c) By Publico if any of the conditions set forth in Section 6 hereof shall have become incapable of fulfillment, and shall not have been waived by Publico.

ARTICLE 9.
MISCELLANEOUS

Section 9.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, three (3) days after the date of deposit in the mails, as follows:

(i) if to Publico, to:

Milk Bottle Cards, Inc.
2032 West 1st Avenue
Vancouver, A1 V6J 1G8

with a copy to:
(which shall not constitute notice)

Bryan Cave LLP
1900 Main Street, Suite 700
Irvine, California 92614
Facsimile: (949) 223-7100

(ii) if to the Members, to:

(Name of Member)
c/o Arnall Golden Gregory LLP
171 17th Street NW, Suite 2100
Atlanta, Georgia 30363-1031

with a copy to:
(which shall not constitute notice)

Arnall Golden Gregory LLP
Attention: Sherman A. Cohen
171 17th Street NW, Suite 2100
Atlanta, Georgia 30363-1031

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

Section 9.2 Entire Agreement. This Agreement (including the schedules and exhibits) and the agreements referred to herein and/or executed in connection with the consummation of the Transaction contain the entire agreement among the parties with respect to the purchase of Interest, and supersede all prior agreements, written or oral, with respect thereto.

Section 9.3 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed, or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the parties waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

Section 9.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of Nevada, applicable to agreements made and to be performed entirely within such State (without giving effect to conflicts of law principles thereof).

Section 9.5 Binding Effect; No Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. Nothing contained herein is intended or shall be construed as creating third party beneficiaries to this Agreement. This Agreement is not assignable except by operation of law.

Section 9.6 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

Section 9.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

Section 9.8 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

Section 9.9 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

PUBLICO

Milk Bottle Cards, Inc, a Nevada corporation

/s/ Alexander Man-Kit Ngan
Alexander Man-Kit Ngan, its Assistant Secretary

MEMBERS

By:	/s/ Paul Grootendorst
Name: Paul Grootendorst

By:	/s/ Bryan Irving
Name: Bryan Irving

By:	/s/ Ian Morl
Name: Ian Morl

By:	/s/ Brooks Mileson
Name: Brooks Mileson